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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this amended Registration Statement (File No. 333-58501)of Easyriders, Inc., on Form S-4 of our report dated March 17, 1998 (which includes an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern), on the financial statements of Newriders, Inc. as of and for the year ended December 31, 1997 appearing in the Proxy Statement/Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Costa Mesa, California
August 26, 1998